To :	Jean-Rémi Lanteigne
2900, boul. Edouard-Montpetit, Université de Montreal Campus
2500, Chemin de Polytechnique, Montréal, Quebec
Canada H3T 1J4

From:	Elio Sorella
CEO and Chairman of the Board of Directors
Ecolomondo Corporation Inc.
3435 Pitfield Blvd., Montreal, Quebec
Canada H4S 1H7

Ecolomondo Corporation Inc. wants to submit and file a registration statement and prospectus with the United States Securities and Exchange Commission (“SEC”), and then distribute them to prospective investors.

We intend to discuss your statements from your Doctorate Research proposal in chemical engineering (Étude d’un proceed de pyrolyse du “fluff” de voiture en tambour rotatif en mode cuvee), dated June 17, 2010, in the prospectus, and to include the following quote from page 1:

‘It is important to mention that Ecolomondosm owns one of the rare pyrolysis technologies in the world which has demonstrated it can operate successfully at an industrial scale.’ (translation)

By signing this document, you consent to being named and to the use of the aforementioned quote in the registration statement and prospectus.

Please indicate your agreement to the above by signing and returning a copy of this letter to my attention at Ecolomondo Corporation, Inc. 3435 Pitifield Blvd., Montreal, Qc Canada H451H2

Thank you,

Elio Sorella

Agreed to and consented to:	Jean-Rémi Lanteigne

	Signature:	/s/ Jean-Rémi Lanteigne
	Date:	March 20, 2015